PRESS RELEASE

New York
May 30, 2006

                     NEW GENERATION HOLDINGS AMENDS TERMS OF
                              OUTSTANDING WARRANTS

New Generation Holdings, Inc. ("NGPX-PK") (the "COMPANY") is pleased to announce that it will permit holders of its warrants, at the holder's election, to exercise the warrants to purchase shares of common stock of the Company's subsidiary Plastinum Corp., which recently changed its name from New Generation Plastic, Inc. The Plastinum shares issuable upon exercise of warrants will be issued in the same amounts and for the same exercise price as the warrants for shares of the Company. The Company also announced that one of the Company's major stockholders has recently invested approximately $500,000 in Plastinum Corp. by exercising its warrants for Plastinum shares. A copy of the amendment to the warrant documents will be sent to the warrantholders. The Company previously announced that it intends to "spin-off" Plastinum to the Company's shareholders.


ABOUT NEW GENERATION HOLDINGS INC

New Generation Holdings, Inc. is a platform to build shareholder value through the acquisition and development of businesses and technologies. The company's present focus is restricted to the plastic industry. The company is incorporated in the United States and its shares trade on the Pinksheets market under the symbol "NGPX". In the plastic blending sector, New Generation Holdings owns Plastinum Corp. Plastinum Corp. has offices in New York. The company owns and develops a patented and proprietary plastic blending technology. Plastinum Corp. has built several prototypes in France and it has built a commercial size unit, targeted at the computer scrap market as well as other plastic scrap. The next target for Plastinum Corp. is to open its first commercial plant.

NEW GENERATION HOLDINGS, INC.
245 Park Avenue, 39th floor
New York, N.Y. 10167
Telephone: (1) 212 7924030
Facsimile: (1) 212 7924001
E-mail: info@ngpx.com

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Certain statements in this news release, including statements that we "believe",
"expect", "intend" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov.

SOURCE: New Generation Holdings Inc.

By Staff

CONTACT:
New Generation Holdings, Inc.
Jacques Mot
(212) 792-4030
info@ngpx.com